Exhibit 4.1

GUARANTEED PROMISSORY NOTE

June 19, 2009

FOR VALUE RECEIVED, the undersigned Zurvita, Inc., hereafter referred to as "Debtor," promises to pay to the order of AmeriPlan Corporation, hereafter referred to as "Creditor," the sum of SIX HUNDRED THOUSAND DOLLARS ($600,00.00) in lawful and legal tender of the United States of America, together with interest of seven and one-half percent (7.5%) per annum, and the principal and interest shall be due and payable in twenty-four (24) equal installments of TWENTY SIX THOUSAND NINE HUNDRED NINETY-NINE AND 76/100 DOLLARS ($26,999.76), commencing on July 1, 2009, and continuing thereafter on the 1st day of each month until the principal and interest is paid in full.

1.      Payment. Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by payee and handled in collection in the customary manner, but the same shall not constitute payment under this Note or diminish any rights of Creditor except to the extent that actual cash proceeds of such instrument are unconditionally received by the Creditor.

2.      Prepayment. Debtor, at any time subsequent to the execution of this Note, shall have the right to prepay this Note in whole or in part at any time, and in such amounts as Debtor shall so desire, and from time to time as Debtor sees fit, prior to maturity. Interest shall immediately cease to accrue as of the date of prepayment on any amount of the principal that is so prepaid. Any prepayment of the principal shall be credited to the payment of the installments last accruing under this Note. Prepayment of a part of this Note shall not affect the Debtor's obligations to continue the regular payments stated in this Note.

3.     Default. It is agreed that time is of the essence of this Note. If default is made in any part of the principal or interest of the Note as the same becomes due and payable upon the performance of any obligation, agreement, or covenant contained in any instrument securing payment of this Note, then in either event, the Note Creditor shall have the option to declare the entire unpaid balance of both the principal and accrued interest immediately due and payable without notice, and may foreclose any and all liens securing payments for the same. Failure of the Creditor to exercise this option shall not constitute a waiver of Creditor's right to exercise such option in the event of any subsequent default.

It is further agreed that all past due principal and interest shall bear interest from the date it is due until paid, at the maximum lawful rate that the undersigned may legally contract under the laws of the State of Texas or under other applicable Federal laws.

4.      Attorney's Fees. In the event of default under this Note, or under any of the accompanying instruments securing payment of this Note, or if this Note is placed in the hands of an attorney or agency for collection, regardless of whether or not suit is filed, or if this Note is collected by suit or legal process including, but not limited to, through the probate court or bankruptcy proceedings, Debtor agrees to pay Creditor's reasonable attorney's fees and expenses of collection.

5.     Waivers. Debtor waives grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate, and notice of acceleration), and diligence in collecting and bringing suit against Debtor.

6.     Usury Exclusion. All agreements between Debtor and Creditor are expressly limited such that in no contingency or event shall the amount paid or agreed to be paid to Creditor for the use, forbearance, or detention of the money to be lent under this Note exceed the maximum amount permissible under the applicable Federal and State Usury laws, It is the intention of Debtor and Creditor to conform strictly to the State and Federal Usury laws applicable to this loan transaction, and to permit the highest rate of interest according to law. Therefore, in this Note, or in any of the documents securing payment of this Note or otherwise relating to this Note, the aggregate of all interest and any other charges constituting interest under the applicable law, whether contracted for, chargeable, or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the maximum amount of interest permitted by law. If any excess of interest is provided for, or is adjudicated to be so provided for, in this Note or in any of the documents securing payment of this Note or otherwise relating to this Note, then in such event:

(a)	the provisions of this paragraph shall govern and control;

(b)
neither Debtor nor Debtor's legal representatives, successors, assigns or any other party liable for the payment of this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum permitted by law;

(c)
any excess of interest shall be deemed a mistake and is hereby cancelled automatically, and any excess of interest paid shall, at the option of Creditor, be refunded to Debtor or credited to the principal amount of the Note;

(d)
the effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable law, as it now or may later be construed by courts of appropriate jurisdiction;

(e)
the determination of the rate of interest shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan, all interest at any time contracted for, charged or received from Debtor in connection with the loan.

7.     Guarantor. Pursuant to a guarantee agreement dated June 19, 2009 (the "Guarantee Agreement ") between The Amacore Group, Inc., a Delaware corporation, (the "Guarantor") which owns all the outstanding shares of capital stock of the Debtor, the obligations of the Debtor under this Promissory Note are guaranteed by the Guarantor, subject to the terms of said Guarantee Agreement.

8.     Construction. The obligations incurred herein shall be performed in Plano, County of Collin, State of Texas and shall be governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

Debtor:
ZURVITA, INC.

/s/ Mark Jarvis
Mark Jarvis, President